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                                                                   Exhibit 23(j)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-60304 on Form N-1A of Lord Abbett Blend Trust - Lord Abbett Small-Cap Blend Fund of our report dated September 23, 2003 on the financial statements of Lord Abbett Blend Trust - Lord Abbett Small-Cap Blend Fund for the year ended July 31, 2003 and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Auditors" and "Financial Statements" in the Statements of Additional Information, all of which are part of this Registration Statement.


/s/ Deloitte & Touche LLP

New York, New York
November 24, 2003